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                         October 11, 2022

       Ari Bousbib
       Chairman, Chief Executive Officer and President
       IQVIA Holdings, Inc.
       4820 Emperor Blvd.
       Durham, NC 27703

                                                        Re: IQVIA Holdings,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed February 28,
2022
                                                            File No. 001-35907

       Dear Ari Bousbib:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program